Exhibit 2

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY SUCH APPLICABLE STATE LAWS.

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF (1) ARE SUBJECT TO A CERTAIN INVESTOR RIGHTS AGREEMENT OF EVEN DATE HEREWITH BETWEEN THE ISSUER HEREOF AND INITIAL HOLDER HEREOF (THE “INVESTOR RIGHTS AGREEMENT”) THAT RESTRICTS CERTAIN TRANSFERS OF SUCH SECURITIES AND (2) MAY BE SUBJECT TO CERTAIN RIGHTS AND OBLIGATIONS PROVIDED FOR IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT OF EVEN DATE HEREWITH BETWEEN THE ISSUER HEREOF AND THE INITIAL HOLDER HEREOF (THE “REGISTRATION RIGHTS AGREEMENT”). A COPY OF SUCH AGREEMENTS SHALL BE FURNISHED WITHOUT CHARGE BY THE ISSUER HEREOF TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

No. 2005 - 01	Date of Issuance: May 13, 2005

WARRANT TO PURCHASE
SHARES OF COMMON STOCK
OF
HEALTHAXIS INC.

     THIS IS TO CERTIFY that, for value received, Tak Investments, Inc., a Delaware corporation (the “Holder”) is entitled to purchase from Healthaxis Inc., a Pennsylvania corporation (the “Company”), and the Company is entitled to require that the Holder purchase at any time from the date of issuance and on or before the Expiration Date, up to 3,333,333 shares of Common Stock of the Company (as adjusted pursuant to Section 2 of this Warrant) at the Exercise Price on the terms and subject to the conditions hereinafter set forth.

     Capitalized terms used herein without definition shall have the meanings set forth in Section 8 of this Warrant.

     1. Exercise of Warrant; Company Put Rights.

          (a) Subject to the terms and conditions set forth herein, the Holder shall have the right, at the Holder’s option, to exercise this Warrant, in whole or in part, up to an aggregate of 2,222,222 shares of Common Stock, at any time during the period commencing on the Issue Date and ending on the Expiration Date. To exercise this Warrant, the Holder shall deliver to the Company (i) a notice of exercise in the form attached hereto (the “Notice of Exercise”) duly completed and executed, (ii) an amount in cash equal to the Exercise Price, (iii) this Warrant; and (iv) such documentation as the Company may reasonably require in connection with establishing an exemption from registration under federal and state securities law for the issuance of shares of Common Stock to Holder upon the exercise hereof, including, without limitation, an investor questionnaire, and a letter of securities law representations and warranties concerning Holder and Holder’s investment in such securities. At the option of the Holder, payment of the Exercise Price shall be made: (A) by wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose; (B) by certified or official bank check payable to the order of the Company; or (C) a combination of such methods.

          (b) Upon receipt of the required deliveries, the Company shall, as promptly as practicable and no later than three (3) business days after receipt of the Notice of Exercise, cause to be issued and delivered to the Holder, subject to the terms of the Investor Rights Agreement, a certificate or certificates representing shares of Common Stock equal in the aggregate to the number of shares of Common Stock specified in the Notice of Exercise. The shares of Common Stock so purchased shall be deemed to be issued to the Holder, as the record owner of such shares, as of the close of business on the Exercise Date. The Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 1.

          (c) Subject to the terms and conditions otherwise set forth herein, the Company shall have the right, at its option, to compel the exercise of this Warrant, in whole or in part and from time to time:

               (i) with respect to not more than 2,222,222 shares of Common Stock, at any time during the period commencing six months after the Issue Date and ending on the Expiration Date if, and only if:

                    (A) at the time of the exercise of this Warrant, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Litigation”) pending or, to the knowledge of the Company or any of its subsidiaries, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its subsidiaries, such that a loss contingency in excess of $1,000,000 is required or could reasonably be anticipated to be required (provided, that any such amount shall be exclusive of any amounts reasonably expected to be paid by any insurance company on the Company’s or any Company subsidiary’s behalf);

                    (B) the Company shall use the proceeds of such compelled exercise of this Warrant pursuant to this Section 1(c)(i) exclusively to effectuate, in whole or in part, in whole or in part, an acquisition of another entity or for another business purpose (in either case, a “Permitted Business Purpose”), in either case as approved by the Board of Directors of the Company;

                    (C) at the time of the exercise of this Warrant, the Company is not the subject of, and has not been the subject of, any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings and has not entered into an assignment or other arrangement for the benefits of its creditors; and

                    (D) the Board of Directors of the Company, including the director designee(s) of the initial Holder (to the extent any such designee(s) serve on the Board of Directors at the time of the consideration of the Permitted Business Purpose by the Board of Directors), unanimously agrees to compel the exercise of this Warrant;

               (ii) with respect to not more than an additional 1,111,111 shares of Common Stock, at any time during the period commencing on the Issue Date and ending on the Expiration Date if, and only if:

                    (A) at the time of the exercise of this Warrant, there is no Litigation pending or, to the knowledge of the Company or any of its subsidiaries, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its subsidiaries, such that a loss contingency in excess of $1,000,000 is required or could reasonably be anticipated to be required (provided, that any such amount shall be exclusive of any amounts reasonably expected to be paid by any insurance company on the Company’s or any Company subsidiary’s behalf);

                    (B) the Company shall use the proceeds of such compelled exercise of this Warrant pursuant to this Section 1(c)(ii) exclusively to effectuate, in whole or in part, a Permitted Business Purpose as approved by the Board of Directors;

                    (C) at the time of the exercise of this Warrant, the Company is not the subject of, and has not been the subject of, any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings and has not entered into an assignment or other arrangement for the benefits of its creditors; and

                    (D) the Board of Directors of the Company, including the director designee(s) of the initial Holder (to the extent any such designee(s) serve on the Board of Directors at the time of the consideration of the Permitted Business Purpose by the Board of Directors), unanimously agrees to compel the exercise of this Warrant.

In the event of the Company’s election to exercise all or a portion of its rights pursuant to this Section 1(c), the Holder shall deliver, within 5 business days of its receipt of the notice specified above, to the Company the Exercise Price, the Warrant, such documentation with respect to the establishment of an exemption from registration under federal and state securities laws for the issuance of shares of Common Stock to Holder, and the Company shall promptly thereafter deliver to the Holder the shares of Common Stock with respect to which this Warrant is exercised. The Company shall, as promptly as practicable and no later than three (3) business days after receipt of the Exercise Price, cause to be issued and delivered to the Holder, subject to the terms of the Investor Rights Agreement, a certificate or certificates representing shares of Common Stock equal in the aggregate to the number of shares of Common Stock specified in the Notice of Exercise. Such shares of Common Stock shall be deemed to be issued on the Exercise Date. At the option of Holder, payment of the Exercise Price shall be made: (A) by wire transfer of funds to an account in a bank located in the United States designated by the Company for that purpose; (B) by certified or official bank check payable to the order of the Company; or (C) a combination of such methods.

     2. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

          (a) If the Company at any time after the Issue Date: (i) pays or makes a stock dividend on its Common Stock in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) issues any shares of Common Stock by reclassification of shares of Common Stock, or (iv) effects a reverse stock split of Common Stock, then this Warrant shall thereafter be exercisable for that number of shares that would have derived had the Warrant been exercised immediately prior to the events listed in (i), (ii), (iii) or (iv) above (and the Exercise Price thereof shall be correspondingly adjusted). In the case of a subdivision or re-classification, any adjustment made pursuant to this Section 2(a) shall become effective immediately after the effective date of such subdivision or re-classification. Such adjustments shall be made successively whenever any event listed above shall occur.

          (b) If at any time after the Issue Date, the Common Stock issuable upon the exercise of the Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or otherwise, and other than a capital reorganization, merger or consolidation (the adjustment for which is provided for in Section 2(c)), in any such event the Holder shall have the right thereafter to exercise this Warrant for stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change that it would have been entitled to receive had it exercised this Warrant immediately prior to such recapitalization, reclassification, exchange, substitution or other event, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof (and the Exercise Price of this Warrant shall be correspondingly adjusted).

          (c) If at any time after the Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a capital reorganization, merger, consolidation or otherwise (other than a recapitalization, reclassification, subdivision, exchange or substitution of shares provided for in Section 2(b)), as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof (and the Exercise Price of this Warrant shall be correspondingly adjusted). To the extent applicable, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the Holder after such transaction to the end that the provisions of this Section 2 (including adjustment to the number of shares issuable upon exercise of the Warrant and the adjustment of the Exercise Price thereof) shall be applicable after that event and be as nearly equivalent as practicable.

          (d) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 2(a)), or subscription rights or warrants, the Exercise Price to be in effect after such payment date shall be determined by multiplying the Exercise Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (i) if the Common Stock is then listed on a national stock exchange, the Market Price shall be the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (ii) if the Common Stock is then included in The Nasdaq Stock Market, Inc. (“Nasdaq”), the Market Price shall be the closing sale price of one share of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (iii) if the Common Stock is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the closing sale price of one share of Common Stock on the Over-the-Counter Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; and (iv) if the Common Stock is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of Common Stock on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded. The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder prior to the exercise hereunder as to the Market Price of a share of Common Stock as determined by the Board of Directors of the Company.

          (e) An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

          (f) Holder, by accepting the benefits of this Warrant, agrees that the number of shares for which this Warrant is exercisable shall be subject to adjustment or reduction as provided in this Section 2.

          (g) (i) Within three (3) business days of any adjustment of the number of shares issuable upon exercise hereof, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Company shall give written notice to the Holder at least fifteen (15) days prior to the date on which any merger or reclassification provided for in Section 2(c) hereof shall take place.

     3. Reservation. The Company shall, at all times prior to the Expiration Date, reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, a number of authorized shares of Common Stock equal to the number of shares issuable from time to time upon exercise of this Warrant.

     4. Fully Paid Stock. The Company covenants that the shares of Common Stock represented by each and every certificate for its Common Stock to be delivered on the exercise of the purchase rights herein shall, at the time of such delivery, and upon such payment in full of the Exercise Price for each share of Common Stock being exercised,be duly authorized, validly issued and outstanding and fully paid and nonassessable.

     5. Restrictions on Transfer. Holder, by acceptance hereof, agrees that the transfer of this Warrant and the shares issuable upon exercise of the Warrant are subject to the provisions of the Investor Rights Agreement, and that this Warrant and the shares issuable upon exercise of the Warrant and the holders thereof shall be entitled to all rights and benefits accorded thereto and subject to all the restrictions and obligations imposed thereon in the Investor Rights Agreement.

     6. Partial Exercise or Purchase. If this Warrant is exercised or purchased in part only, the Holder shall be entitled to receive a new Warrant, issued at the Company’s expense, registered in the name of the Holder evidencing the right to purchase the aggregate number of shares of Common Stock for which this Warrant was not exercised or purchased.

     7. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the difference between the Market Price and the Exercise Price multiplied by such fraction.

     8. Definitions.

          In addition to the terms defined elsewhere in this Warrant, the following terms shall have the meanings set forth below:

          “Common Stock” means the Company’s common stock, par value $.10 per share.

          “Exercise Date” means the date on which this Warrant is exercised by the Holder pursuant to the terms hereof.

          “Exercise Price” means $2.25 per share of Common Stock, subject to adjustment as provided herein.

          “Expiration Date” shall mean 5:00 p.m., Dallas, Texas time, on the second anniversary of the effective date of registration pursuant to the Securities Act of the shares of Common Stock issued or issuable upon exercise of this Warrant.

          “Holder” shall mean the person in whose name this Warrant is registered on the books of the Company maintained for such purpose.

          “Investor Rights Agreement” means the Investor Rights Agreement, dated as of May 13, 2005, by and among the Company and the initial Holder.

          “Issue Date” shall mean the date of issuance of this Warrant.

          “Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, association, corporation, trust, institution, public benefit corporation, entity or government.

          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 13, 2005, by and among the Company and the initial Holder.

          “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as in effect from time to time.

          “Warrant” means this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant.

     9. Replacement Warrants. If this Warrant is mutilated, lost, stolen or destroyed, the Company may issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant, or in lieu of the Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant.

     10. Warrant Holder Not a Shareholder. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of the Common Stock or any other securities that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

     11. Identity of Transfer Agent. The Transfer Agent for the Common Stock is Mellon Investor Services LLC. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Holder a statement setting forth the name and address of such transfer agent.

     12. Registration Rights. The initial Holder of this Warrant is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement, and any subsequent Holder hereof shall be entitled to such rights to the extent provided in the Registration Rights Agreement.

     13. Notices. Except as otherwise expressly provided herein, any notices, consents, waivers or other communications required or permitted to be given under this Warrant must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 5:00 p.m. eastern time (“ET”) where such notice is received) or the first business day following such delivery (if received after 5:00 p.m. ET where such notice is received); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. Any communications shall be addressed (a) to the Company, at its principal executive offices and (b) to the Holder, at the Holder’s address as it appears in the records of the Company (unless otherwise indicated by the Holder).

     14. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective under applicable law, but if any provision of this Warrant is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

     15. Captions; Governing Law. The descriptive headings of the various sections of this Warrant are for convenience only and shall not affect the meaning or construction of the provisions hereof. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule. Any dispute, difference, controversy or claim arising in connection with or related or incidental to a matter arising under this Warrant shall be finally settled using the arbitration provisions set forth in Section 10.8 of the Stock and Warrant Purchase Agreement, dated as of February 23, 2005, between the Company and the initial Holder.

     16. Waivers and Amendments. This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the same is sought.

     17. Successors. All the covenants and provisions hereof by or for the benefit of the Holder shall bind and inure to the benefit of its respective successors and assigns hereunder.

     18. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be executed on the next succeeding day not a legal holiday.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officers and to be dated this 13th day of May, 2005.

HEALTHAXIS INC.

By:	/s/ James W. McLane

James W. McLane, Chief Executive Officer

NOTICE OF EXERCISE

Healthaxis Inc.
The Towers at Williams Square
5215 N. O’Connor Blvd., Suite 800
Irving, Texas 75039

     The undersigned, __________________________________, pursuant to the provisions of Warrant No. 2005-1 issued on May 13, 2005, hereby elects to purchase _____________ shares of common stock of Healthaxis Inc. covered by the Warrant described herein.

Dated: _________________

Signature:

Address: